Exhibit 99.1

Solaris Oilfield Infrastructure Issues Operational Update and Schedules Fourth Quarter and Full Year 2020 Results Conference Call

HOUSTON, January 19, 2021 (BUSINESS WIRE) – Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”) announced today it expects its fully utilized proppant silo system count in the fourth quarter of 2020 to increase 20-25% from third quarter 2020. This compares to the Company’s previous expectation for a flat to modestly higher level of activity.

“We are encouraged by the stronger than expected rebound in completion activity and our system deployments in the fourth quarter.” Solaris’ Chairman and Chief Executive Officer Bill Zartler commented. “Activity in January is currently slightly higher than the fourth quarter average as activity remains strong. While visibility for the remainder of the year is limited, we remain focused on driving innovation, providing differentiated service and maximizing cash flow.”

Earnings Release and Conference Call Information

The Company also announced today that it will host a conference call to discuss its fourth quarter and full year 2020 results on Monday, February 22, 2021 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Solaris will issue its fourth quarter and full year 2020 earnings release before the market opens on February 22, 2021.

To join the fourth quarter 2020 conference call from within the United States, participants may dial (844) 413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 10151681. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented mobile proppant and chemical systems are deployed in many of the most active oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Contacts:

Yvonne Fletcher
Senior Vice President, Finance and Investor Relations
(281) 501-3070
IR@solarisoilfield.com

Solaris Oilfield Infrastructure, Inc.